EXHIBIT 10.22





                     PRE PAID CONTENT DISTRIBUTION AGREEMENT

This Agreement is made as of this 14th day of July 2004 ("Effective Date") between Sabre EMEA Marketing Limited ("Sabre"), a company incorporated in England having it's principal place of business at 23-59 Staines Road, Hounslow, Middlesex, TW3 3HE and Onelink4travel Limited ("Onelink4travel"), a company incorporated in England having it's principal place of business at 1210 Parkview, Arlington Business Park, Reading RG7 4TY

                                  INTRODUCTION

A. Sabre is a leading provider of information-technology solutions to the travel industry.

B. Onelink4travel aims to distribute and provide a settlement service for pre-paid travel content online to travel agents.

C. The parties desire to enter into an agreement to allow access and reservation of pre-paid content held within the Sabre System from Participants that have a contractual agreement with Onelink4travel which allows Onelink4travel to distribute such content ("Permitted Content").

In consideration of the mutual covenants contained below, the parties agree as follows:

1.   DEFINITIONS

For the purposes of this Agreement, the following words have the meanings contained below:


1.1 "Affiliates" shall mean, with respect to a Party, any entity at any time Controlling, Controlled by or under common Control with such Party.

1.2  "Agreement" shall mean this Pre Paid Content Distribution Agreement.

1.3 "Control, Controlling or Controlled" shall mean possessing directly or indirectly, the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.4 "Distribution Phase" will mean the period commencing on the date of the First Release.

1.5 "Distribution Tool" will mean the internet-based tool specifically configured to allow Onelink4travel customers to book the Permitted Content.

1.6 "First Release" means the first live commercial transaction carried out using the Distribution Tool

1.7 "GDS" will mean a global distribution system (commonly referred to as a computerised reservation system). A GDS collects, stores, processes, displays and distributes information through computer terminals concerning air and ground transportation, lodging and other travel related products and services offered by travel suppliers and which enables Sabre Subscribers to (i) reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services and/or (ii) issue tickets for the acquisition or use of such products and services.

1.8 "Participant" means any vendor of travel related products, information or services which has an agreement with Sabre or an affiliate of Sabre for the display of information regarding its products or services in the Sabre System.

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1.9  "Party" shall mean Sabre and Onelink4travel as detailed on the initial page of this Agreement.

1.10 "Permitted Content" shall have that meaning set out in paragraph C of the Introduction above. As at the date of this Agreement, the parties agree that the Permitted Content shall be limited to car and hotel content. The parties may extend Permitted Content by mutual written agreement.

1.11 "Sabre Booking" shall mean a travel Segment against which Sabre or an affiliate of Sabre receives a booking fee from the Travel Service Provider and that is created in or processed through the Sabre System via the Distribution Tool.

1.12 "Sabre Exclusives" shall mean Sabre exclusive content contained in the Sabre System. As at the date of this Agreement, Sabre Exclusives do not form part of the Permitted Content. The parties may extend Permitted Content to include Sabre Exclusives by mutual written agreement.

1.10 "Sabre Subscriber" shall mean a person or entity, other than a Travel Service Provider using the Sabre System as its internal reservations system, which utilises the Sabre System to make reservations.

1.11 "Sabre System" shall mean the Sabre GDS which has electronic facilities able to provide, store, communicate, distribute, process and document such information as is from time to time stored in the data base created and maintained for the Sabre System.

1.12 "Segment" shall mean (1) for hotel bookings, each separate reservation that is processed through the Sabre System with an action status code of HK, KK or KL regardless of the number of rooms, suites or other accommodations or the number of persons or the duration of the stay; (2) for car rental bookings, each separate reservation that is processed through the Sabre System with an action status code of HK, KK or KL regardless of the number of vehicles or persons or the duration of the rental;

1.13 "Transaction" shall mean a grouping of characters transmitted to the Sabre System whether such transmission is made in the Sabre System manually or automated. Each transmission to the Sabre System from Onelink4travel constitutes one Transaction. Transactions will be priced differently depending upon the resource impact to the Sabre System. Sabre may change, delete or add to Transaction categories at any time with thirty (30) days advance notice to Onelink4travel.

1.14 "Travel Service Provider" shall mean a provider of travel-related services, including but not limited to, airlines, hotels and car-rental companies.

1.15 "Withholding Taxes" shall mean foreign, federal, and state and local taxes, fees, or charges which are imposed on or by reference to gross or net income or gross or net receipts and are required under applicable law to be withheld by Sabre from payments made to Onelink4travel under this Agreement (including any related penalties and interest thereon).

2.   TERM

     This Agreement shall commence on the Effective Date and shall continue for a minimum period of 3 (three) years (the "Minimum Period") from either the date of First Release of the Distribution Tool or the first anniversary of the Effective Date, whichever is earlier. At the end of the Minimum Period, and on each subsequent anniversary the Agreement shall continue for further periods of 12 months unless either party gives 6 months notice in writing to terminate the Agreement, such notice not to expire before the end of the Minimum Period or each such extended period. ("Term").

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3.   DISTRIBUTION TOOL

3.1 Onelink4travel shall develop the Distribution Tool and shall be responsible for and bear all costs relating to the development of the same.

3.2 In order for the Distribution Tool to access the Permitted Content, Onelink4travel and/or their technology partner shall maintain an internet connection to the Sabre System at all times using a Cisco router. This shall be achieved through use of Sabre's XML Power Tool Kit software, licensed to Onelink4travel in accordance with clause 5. This connection will be updated to a Web Services connection as part of Sabre's migration to that technical standard.

3.3 Onelink4travel's access to the Sabre System during development of the Distribution Tool shall be governed by a Developer Access Agreement in the form attached at Annex A, which Onelink4travel shall complete and return to Sabre prior to development of the Distribution Tool. The terms of the Developer Access Agreement shall further govern any access to the Sabre System that Onelink4travel may maintain pursuant to Clause 3.2 above, notwithstanding that the Developer Access Agreement may have expired provided that during the Distribution Phase: (i) the provisions of Clauses 5.1b, 6.1, 9.1 and 9.2 of the Developer Access Agreement shall cease to apply; (ii) Clause 2.2 of the Developer Access Agreement shall be amended so that Sabre may revoke all access rights to the Sabre System only in the event of misuse of the Sabre System or harm arising to the Sabre System as a result of Onelink4travel's acts or omissions; (iii) Clause 2.4 of the Developer Access Agreement shall be amended by the deletion of the last sentence of the same; and (iv) the definition of `Sabre System' contained in the Developer Access Agreement shall be replaced with the definition of `Sabre System' as appears in Clause 1 of this Agreement.

3.4 Until such time as Sabre agrees otherwise in writing, Onelink4travel shall not permit any travel agent based outside of Europe or in Cyprus to access the Permitted Content through the Distribution Tool.

3.5 Prior to First Release, Onelink4travel shall arrange for a presentation of and demonstration of the Distribution Tool to Sabre. The display of any reference to Sabre or to any Sabre logo within the Distribution tool shall be subject to Sabre's written approval.

3.6 Onelink4travel will not discriminate against content from Sabre within their portal where content is sourced from multiple sources.

3.7 Onelink4travel shall be solely responsible for ensuring it has secured consent from Participants whose Permitted Content it is accessing via the Sabre System. Where requested, Onelink4travel shall provide prompt evidence of the same to Sabre.

3.8 Onelink4travel shall be responsible for settlement of all payments due to a Participant resulting from a Sabre Booking made through the Distribution Tool or otherwise due to the Participant as a result of Onelink4travel's use of or access to the Permitted Content. Sabre shall have no responsibility or involvement in the same.

3.9 Onelink4travel access to the Sabre System shall be limited to the Permitted Content. Onelink4travel agrees that it shall only access and make available, via the Distribution Tool, the Permitted Content. Onelink4travel shall promptly notify Sabre of and make no use of the same any access it has to content within the Sabre System other than the Permitted Content.

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4.   SABRE RIGHTS

     In the event that Onelink4travel intends to sell all or any part of its intellectual property rights relating to the distribution tool Onelink4travel shall notify Sabre who shall be entitled to make an offer to purchase such intellectual property rights.

5.   XML POWER TOOLKIT

     Subject to clause 6, Sabre shall license it's XML Power Toolkit software ("XML PTK") to Onelink4travel for the Term of this Agreement under those terms attached at Annex B.

6.   PAYMENTS AND SABRE HOTEL AND CAR CONTENT BOOKINGS

     6.1 Onelink4travel agrees to provide Sabre with 2,500 Sabre Bookings or, if available, 100 sales of Sabre Exclusives content via the Distribution Tool during the first year as measured from the date of release of the Distribution Tool ("First Year of Release"). In the event that these targets or greater are achieved during the First Year of Release, Sabre agrees to waive (i) the annual maintenance fee for it's XML PTK and connection provided to Onelink4travel in accordance with Clause 5 and (ii) any fee for migration of XML PTK to Sabre's Web Services product, which Sabre is developing to replace XML PTK. For the avoidance of doubt the initial installation charges and the user configuration charges have been waived.

6.2 In the event that Onelink4travel does not provide 2,500 Sabre Bookings in the First Year of Release but does provide Sabre with 1,500 or more Sabre Bookings or, if available, 75 sales of Sabre Exclusives via the Distribution Tool in the First Year of Release, Onelink4travel agrees to pay Sabre EUR 4,800 (four thousand eight hundred Euros) for the annual maintenance fee for it's XML PTK and connection provided to Onelink4travel under Clause 5 and Sabre agrees to waive any fee for migration of XML PTK to Sabre's Web Services product.

6.3 In the event that Onelink4travel does not provide 1,500 Sabre Bookings or, if available, 75 sales of Sabre Exclusives in the First Year of Release, Onelink4travel agrees to pay Sabre (i) EUR 4,800 (four thousand eight hundred Euros) for the annual maintenance fee for Sabre's XML PTK and connection provided to Onelink4travel under Clause 5 and (ii) any fee payable for migration of XML PTK to Sabre's Web Services product.

6.4 Onelink4travel shall issue a report detailing all Sabre Bookings made via the Distribution Tool to Sabre in each quarter during the Term. Unless otherwise stated in the Agreement, Sabre shall invoice Onelink4travel quarterly for all sums due to it from the preceding quarter. All payments shall be made in Euros or Great British Pounds and shall be due within 30 days of the date of Sabre's invoice for the same. Where amounts payable are quoted in USD (United States Dollars) the parties shall use the applicable Euro or Great British Pound exchange rate of HSBC bank, London, on the date of invoice to determine the Euro or Great British Pound amount payable. All payments to Sabre are exclusive of VAT.

6.5 Sabre shall have the right upon reasonable written notice to audit those parts of the Onelink4travel system and records that are relevant to bookings via Sabre to determine the accuracy of the booking reports sent to Sabre in accordance with Clause 6.4, including those of Onelink4travel technology partners. Any information gained by Sabre during such an audit, that does not relate to Sabre bookings, will be confidential.

6.6 Onelink4travel agrees to work with Sabre to reduce the number of Transactions per Sabre Booking made. In any event, Onelink4travel agrees to pay to Sabre an additional charge at Sabre's then prevailing rate for processing Transactions that exceed the level of one hundred and five (105) Transactions per Sabre Booking. Sabre's prevailing rates for Transactions are available on request.

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7.   TRAINING

     Sabre shall provide, and Onelink4travel shall ensure suitable Onelink4travel employees (or employees of Onelink4travel's technology partner) attend, Sabre System and XML PTK training at times and locations to be agreed.

8.   MARKETING

     Sabre will not actively market the Onelink4travel or the Distribution Tool to either travel agencies or content suppliers.

9.   TAXES


9.1 Any charges paid hereunder in exchange for products or services provided by Onelink4travel are exclusive of any taxes, duties, fees or similar charges, however designated, imposed upon or made payable and arising out of sales under this Agreement. Sabre shall pay all such taxes now or hereafter due and owing, including but not limited to sales, use, value added, or similar taxes assessable against the provision of the products or services under this Agreement. In the event any such taxes are imposed upon and paid by Onelink4travel, Sabre shall promptly reimburse Onelink4travel upon receipt of an invoice. However, Sabre shall not be liable for the payment or reimbursement to Onelink4travel of 1) any franchise taxes or fees, or any taxes measured by or against Onelink4travel's income or property, 2) any taxes that arise as a result of Onelink4travel's non-compliance with local law, or 3) any value added taxes imposed upon Onelink4travel unless Onelink4travel delivers to Sabre an original customs document or value added tax invoice showing value added taxes imposed upon Sabre or its Affiliates. Upon Sabre's request, Onelink4travel shall invoice and accept payment by Sabre or its Affiliates on a local country basis in local currency outside of the United States. Onelink4travel shall honor any tax exempt certificates provided by Sabre and shall work with Sabre to maximize recovery of value added tax (VAT), goods and services tax (GST) and similar value added taxes and otherwise reduce taxes under this Agreement.

9.2 If Sabre (i) receives notice or other instructions from a taxing authority that Sabre is required to withhold Withholding Taxes or (ii) otherwise reasonably believes that it is required under applicable law to withhold Withholding Taxes from payments to Onelink4travel or any Affiliate of Onelink4travel, Sabre (or such Sabre Affiliate) may withhold Withholding Taxes from such payments, in which case it will timely remit such Withholding Taxes to the appropriate taxing authority. Onelink4travel may provide to Sabre an exemption certificate acceptable to Sabre and to the relevant taxing authority, in which case Sabre will not withhold the Withholding Taxes covered by such certificate. Onelink4travel acknowledges that it will be responsible for all Withholding Taxes.


10.  EXCLUSIVITY

10.1 Save as provided in Clause 10.2 below, this Agreement is non-exclusive and both parties are free to contract with other parties for the services detailed in this Agreement.


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10.2 Onelink4travel agrees that it shall not contract with any other provider of a GDS that competes with Sabre or a Sabre affiliated company in the provision of GDS services, to allow such Sabre competitor to access the Permitted Content via the Distribution Tool.

11.  RESERVATION SUPPORT

     Onelink4travel shall provide all support to all Sabre Subscribers and Participants in relation to the Distribution Tool. Sabre shall provide reasonable support to Onelink4travel in relation to queries or problems raised by Sabre Subscribers and Participants to Onelink4travel so far as the same affect the Sabre System. For the avoidance of doubt Sabre will not provide direct support to agencies or suppliers looking to use any part of the Onelink4travel system.

12.  TERMINATION

12.1 Either party may terminate this Agreement upon 6 months written notice to the other (not to expire prior to the Minimum Period).

12.2 In addition, either party may terminate this Agreement with immediate effect by written notice to the other in the event that:

     12.2.1 the other commits a material breach of this Agreement and, if capable of remedy, fails to remedy such breach within thirty (30) days of receipt of such notice; or

     12.2.2 the other ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they become due, acquiesces in the appointment of a trustee, receiver or liquidator for it or any substantial part of its assets or properties or sells or executes an agreement to sell all or substantially all of its assets without the consent of Sabre or Onelink4travel as applicable.

13.  INDEMNIFICATION

     Each party will defend, indemnify, and hold the other party, its affiliated companies and their respective officers, directors, employees and agents, harmless from any and all liabilities, damages and claims (including litigation costs, expenses, and attorney's fees) which may be suffered by, accrued against, charged to, or recoverable from the other party, its affiliated companies or their respective officers, directors, employees, or agents, by reason of that party's performance, non-performance, or improper performance of the provisions of this Agreement save to the extent any such liability, damage and/or claims arise as a result of that party's own act or omission, negligence or other default.

14.  LIMITATION OF LIABILITY

14.1 Nothing in this Agreement shall exclude or limit either party's liability for death or personal injury arising from negligence.

14.2 Neither Sabre or Onelink4travel shall be liable to the other for any lost profits, revenue or savings, or any incidental or consequential damages, under any circumstances including, but not limited to the loss of use of any data even if either Sabre or Onelink4travel has been advised of or knew or should have known of the possibility of such loss.

14.3 Notwithstanding the foregoing and subject to Clause 14.4, each party's liability to the other party under this Agreement shall be limited to the total amount paid to the other within the 6 month preceding the event giving rise to the liability, pursuant to this Agreement.


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14.4 Each party's liability under Clauses 3.7, 3.8, 3.9, 6.2, 6.3, 9 and 11 as well as under the Developer Access Agreement and XML PTK license terms attached at Annex B shall not be limited by the provisions of Clause 14.3.

15.  NOTICES

     Notices given or required under this Agreement must be in writing and shall be deemed delivered upon receipt through recorded delivery:

     to Sabre at the following address:

                  Sabre EMEA Marketing Limited
                  23-59 Staines Road
                  Hounslow
                  Middlesex
                  TW3 3HE

                  (marked for the attention of: Vice President Marketing)

                  with a copy to:

                  Sabre Europe Management Services Limited
                  23-59 Staines Road
                  Hounslow
                  Middlesex
                  TW3 3HE

                  (marked for the attention of: Vice President Legal Services)


     to Onelink4travel at the following address:

                  1210 Parkview
                  Arlington Business Park
                  Reading
                  RG7 4TY

16.  FORCE MAJEURE

     Both parties shall be relieved of their obligations under this Agreement in the event and to the extent that performance is delayed or prevented by any cause reasonably beyond their control including, but not limited to, natural disaster, public enemies, war, civil disorder, fire, flood, explosion, labour disputes or strikes, or any acts or orders of any governmental authority, inability to obtain supplies and materials or any delay or deficiency caused by the electrical or telephone line suppliers or other third parties.

17.  NO PARTNERSHIP/AGENCY

     Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between Sabre and Onelink4travel, or to authorise either Sabre or Onelink4travel to act as agent for the other, and neither Sabre or Onelink4travel shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including, without limitation, the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

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18.  ASSIGNMENT AND SUBCONTRACTING

     Neither party will assign, transfer, license, franchise nor otherwise convey this Agreement or any rights or services hereunder to any third person without the prior written consent of the other party, which consent will not be unreasonably conditioned, delayed or withheld, except that Sabre may without consent of Onelink4travel, from time to time assign this Agreement and/or delegate the performance of any of its responsibilities under this Agreement to (i) any affiliated company of Sabre, and/or (ii) any third person with which Sabre is amalgamated, merged or consolidated, and/or (iii) to any third person that directly or indirectly acquires all or substantially all of the business or assets of Sabre to which this Agreement relates. Any third person must have the financial and technical capacity to perform the obligations being assumed and Sabre will require such assignee or successor to assume all terms and conditions of this Agreement. In addition, Onelink4travel shall be entitled to subcontract development of the Distribution Tool provided that any subcontractor is made aware of Onelink4travels obligations hereunder. Onelink4travel shall be responsible for all acts or omissions of its subcontractors.

19.  HEADINGS

     The headings appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or any of its provisions.

20.  THIRD PARTY RIGHTS

     Except insofar as this Agreement expressly provides that a third party may in its own right enforce a term of this Agreement, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists or is available aside from that Act.

21.  COUNTERPARTS

     This Agreement may be executed by the parties to it in two separate counterparts, both of which shall be an original, but all of which shall constitute one and the same instrument. The Agreement is not effective until each party has executed at least one counterpart.

22.  ANNOUNCEMENTS

     Neither party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority.

23.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement of the parties as to the matters set forth herein and shall supersede any previous understandings, agreements, representations, statements, negotiations and undertakings, whether written or oral, between the parties relating to the matters set forth herein. Any amendment to this Agreement must be in writing and signed by the authorised representatives of both parties.

24.  CONFIDENTIALITY

     The terms of this Agreement shall be held strictly confidential and neither party will disclose the same unless compelled to do so by due process of law. In such an event, each party agrees to notify the other as soon as possible so as to provide the other party sufficient time to object to the disclosure of information.

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25.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the England and the parties submit to the exclusive jurisdiction of the Courts of England.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Sabre                                                Onelink4travel




By:                                                  By:
         (Signature)                                          (Signature)


Name:                                                Name:
         (Print name)                                         (Print name)
Title:                                               Title:

Date:                                                Date:






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ANNEX A

Developer Access Agreement















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DEVELOPER ACCESS AGREEMENT

THIS AGREEMENT IS MADE THE ___________ DAY OF ________ 200

BETWEEN:

Sabre Europe Management Services Ltd. of 23-59 Staines Road, Hounslow, Middlesex, TW3 3HE, United Kingdom ("Sabre"); and

Onelink4travel Limited 1210 Parkview, Arlington Business Park, Reading RG7 4TY ("Developer")

Introduction

A) Developer is a software developer working independently of a subscriber to the Sabre System and wishes to carry out the Work.

B) In order to carry out the Work the Developer requires access to all or a part of the Sabre System, and Sabre has agreed to provide the Developer with such access subject to the terms and conditions of this Agreement.

Now it is hereby agreed as follows:


1.   Definitions
     In this Agreement includes the Introduction and Schedules the following expressions shall have the following meanings:

     "Affiliate" means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another legal entity. For the purposes of this definition "control" shall have the meaning ascribed to it in the Company's Act 1985;

     "Business days" means Monday to Friday each week excluding Bank, Public and Statutory holidays in the United Kingdom;

     "Charges" means the charges or fees Developer shall pay Sabre for access to the Sabre System as set out in clause 3 and Schedule C;

     "Commencement Day" means [ ]or the date the Developer has paid the Charges due annually in advance whichever is the later date;

     "Confidential Information" means confidential or proprietary information of Sabre and its Affiliates which is disclosed to or observed by Developer as part of or in connection with the supply of information or services and which pertains to the business of Sabre, or its Affiliates, its products and services;

     "Propriety Software" means the propriety software developed and legally owned by Sabre or its Affiliates for use in the Sabre System;

     "Sabre System" means the test Sabre computerised reservations system which collects, stores, processes, displays and distributes information through computer terminals concerning air, ground and sea transportation, lodging and other form of travel related products and services offered by third parties and which enables subscribers to obtain information about, reserve book and ticket such products and services;

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



     "Software" means the Propriety Software and Third Party Software;

     "Third Party Software" means those computer programs licensed to Sabre or its Affiliates by third parties for use in the Sabre System;

     "Transaction" means a grouping of characters transmitted to the Sabre System whether such transmission is made in the Sabre System manually or automated. Each transmission to the Sabre System from Developer or Subscriber constitutes one Transaction; and

     "Work" means the services to be performed by the Developer on behalf of the Subscriber, brief details of which are set out in Schedule B.

2.   Access

2.1 Subject to the Developer complying with the terms and conditions of this Agreement, Sabre shall provide on the Commencement Date access to the Sabre System in the manner and to the extent set out herein.

2.2 The Developer acknowledges that Sabre may in it sole discretion at any time revoke all or any access rights of the Developer to the Sabre System granted hereunder.

2.3 The Developer shall ensure that detailed records are kept of all or any interaction with the Sabre System, and details of such records shall be provided to Sabre upon demand.

2.4 The Developer acknowledges that it may not be practical or possible to offer access to the Sabre System at all times, and times of access to the Sabre System shall be at such times as Sabre may decide. Sabre shall endeavour to advise the Developer of such times as the Sabre System would not be available to the Developer. At the date of this Agreement the Sabre System shall be available during Business Days.

2.5 The Developer's access to the Sabre System shall be limited to named individuals who are employees or subcontractors or employees of a subcontractor of the Developer. At the date of this Agreement the named individuals are set out in schedule A. The Developer will ensure that the named individuals are technically competent to carry out their tasks. Each named individual will be issued with a personalised logon identifier that will enable access to the Sabre System. The password associated with that logon identifier must not be divulged to any other person. Further named individuals may only be added with the prior written consent of Sabre. Developer agrees take full responsibility for all its subcontractors and for the purpose of all contractual relationships with Sabre, such subcontractor and its employees shall be treated as employees of Developer. And "employee" shall be construed accordingly in this agreement.

2.6 Developer shall advise Sabre as soon as it is aware any Developer employee issued with a logon identifier intends to leave its employ or any Developer employee is no longer involved in or requires access to the Sabre System to carry out the Work such advise shall state the part (if part only) of the Sabre System to which the individual had been granted access.

2.7 Help and advice for forgotten or lost logon identifiers, passwords etc. or system problems must be made via the Sabre helpdesk on []. In contacting the Sabre help desk the Developer employee must clearly identify himself as a non-Sabre employee.

2.8 The Developer must immediately advise Sabre on [ ] if any party other than those expressly agreed inadvertently gain access to any Sabre data, application, system or network. Developer should state clearly the system to which access has been granted in addition to the inadvertent access.

2.9 Access to the Sabre System will be provided via the mechanism detailed in Schedule C.

2.10 Where the access to the Sabre System is provided using security tokens, the cost of the tokens will be borne by Sabre. However, at the close of the contract, Sabre require that tokens be returned and if not returned reserves the right to make a charge per token of US$300, or the actual cost, whichever is the greater.

3.   Costs

3.1 Developer shall be responsible for all costs required to connect to the Sabre System including download, electricity and communications charges.

3.2 Where the access mechanism to the Sabre System entails the use of dial-back communications Developer will be responsible for dial-back telephone session charges as recorded and invoiced by Sabre.

3.3 Developer agrees to pay to Sabre the Charges due on an annual basis in advance.

3.4 Developer shall pay all Charges within ten days of the date of an invoice from Sabre.

3.5 All Charges are stated exclusive of any applicable VAT, sales or other local taxes.

4.   Software

4.1 The Developer shall have no right to access or use the source code of the Software and the Developer agrees that it shall not attempt to reverse compile, decompile, dissemble or reverse engineer the Software nor shall it amalgamate, amend, incorporate, modify, reproduce, translate or otherwise install the same into or with any other software or use the same in conjunction with any other software.

4.2 The Developer shall not attempt to make any part of the Software or the documentation thereof available or otherwise allow access to the same to any third party, expect as required by law. The Developer shall not use the Software or documentation for the benefit of any third party save to the extent the Subscriber has such rights of use under its contract with Sabre or its Affiliates.

4.3 The Proprietary Software and all intellectual property rights of what so ever nature in such Proprietary Software and the documentation therefore are and shall remain the property of Sabre and Sabre reserves the right to grant licences to use such Proprietary Software to any other party or parties.

4.4 The Developer hereby acknowledges that it is responsible at its own cost for:

     (a)  ensuring that it is fully authorised to use the Third Party Software;

     (b) observing the terms and conditions of all Third Party Software contracts; and

     (c) shall indemnify Sabre against any loss or damage it may suffer as a result of the Developer's breach of any such terms and conditions.

4.6 Sabre may treat the Developers breach of any Third Party Software contract as a breach of this Agreement.

5.   Developers Responsibility

5.1  The Developer shall:

     (a) ensure that the Sabre System is only accessed by competent, experienced and adequately trained employees;

     (b) not make any live or real time booking, whether utilising access rights provided to a Sabre subscriber or otherwise, without Sabre's prior written consent and shall ensure that if consent is given in addition to any other condition Sabre shall impose such booking is: not of a type that cannot be cancelled or only cancelled with cost; is not made for a time or on a service for which there is high or limited demand; is not for a departure date less than 6 months from the date of booking ; and, Developer shall ensure all such bookings are cancelled within 24 hours of being made;

     (c) co-operate fully with Sabre personnel in diagnosing any error or defects in the Sabre System discovered by the Developer or arising as a result or in connection with the Work;

     (d) not link the Sabre System to any other network beyond that described in the Work;

     (e) take due care to control physical access to equipment that could be used to gain access to the Sabre System network, systems, applications and/or data;

     (f) be responsible for the provision, installation and maintenance of all software, hardware and other equipment which will match a specification produced by Sabre for the purpose of ensuring connectivity and interoperability with the Sabre System;

     (g) ensure Developer employees do not disclose any Sabre information, data, programs or procedures without the prior written consent of Sabre. This shall include this Agreement itself;

     (h) ensure that Developer employees do not use any information, data, programs or procedures for Sabre systems for any purpose other than the provision of the Works;

     (i) take all reasonable steps to ensure the security of connections to Sabre; and,

     (j) ensure all software, and or computer media including but not limited to floppy disks, tapes and compact disks used by Developer on the Sabre System shall be checked by Developer prior to use and shown to be free from computer viruses.

6.   Security Policy and Data Protection

6.1 The Developer confirms that its sub contractor has a written information security policy in place that is in line with British Standard BS7799 `A Code Of Practice For Information Security Management'. The Developer confirms that they are working towards compliance with BS7799.

6.2 Sabre and Developer will observe the requirements of the UK Data Protection Act (1998) or any local national equivalent in respect of personal data, the European Commission Computer Reservation System Code of Conduct and all other applicable law or legislation in relation to the Work anticipated under this Agreement.

7.   Confidentiality

7.1 Unless expressly authorised in writing by Sabre, Customer agrees to retain the Confidential Information in confidence and shall not copy or disclose the Confidential Information to or use the Confidential Information for the benefit of any third party other than the Subscriber. Confidential Information shall only be disclosed to Customer's employees and Subscriber's employees and, even then, only to the extent that such employees have a specific need to know of the Confidential Information. Before receiving any part of the Confidential Information, Customer's and Subscriber's employees shall be required to read this Agreement and, by receiving such Confidential Information, such employees shall acknowledge and agree to abide by Customer's obligations hereunder.

7.2 Notwithstanding any other provisions of the Agreement, each party acknowledges that Confidential Information shall not include any information which:

     (a)  is or becomes publicly known through no wrongful act of Developer; or

     (b) is, at the time of disclosure under this Agreement, already known to Developer without restriction on use or disclosure: or

     (c) is, or subsequently becomes, rightfully and without breach of any obligations or agreement, in Developers possession without any obligation restricting use or disclosure; or

     (d) is independently developed by Developer without breach of this Agreement.

7.3 Developer will be relieved of its obligations to maintain confidentiality hereunder if, and to the extent, that Confidential Information:

     (a) is disclosed pursuant to the lawful requirement or request of a governmental agency, or disclosure is required by operation of law, provided that Developer has given notice to Sabre and had made a reasonable attempt to obtain a protective order limiting disclosure and use of the information so disclosed; or

     (b)  is explicitly approved for release by written authorisation of Sabre.

7.4 Upon the written request and instruction of Sabre delivered at any time, Developer agrees to return to Sabre or destroy all copies of the Confidential Information and all notes, memoranda or analyses relating thereto in whatever form or medium such copies, notes, memoranda or analyses may be held including, but not limited to, any such items held electronically or in any information storage and retrieval system.

7.5 No licence, express or implied, in the Confidential Information is granted to Developer other than to use the information in the manner and to the extent authorised by this Agreement. Sabre and its affiliates shall retain title and full ownership rights to the Confidential Information.

8.   Monitoring

8.1  Sabre reserves the right to monitor the Developer's use of the Sabre
     System.

8.2 Sabre reserve the right to use electronic mechanisms to monitor Developer's potential connections to the Sabre System relating to the connections necessitated by this Agreement.

9.   Term and Termination

9.1 Subject to the provision of clause 9.2 and 9.3 the term of this Agreement shall be one year from the Commencement Date.

9.2 Either party may terminate this Agreement at any time upon immediate written or verbal notice to the other party.

9.3 Sabre may terminate this Agreement at any time upon immediate written or verbal notice to Developer in the event the Developer is in breach of this Agreement.

9.4 In the event Sabre terminates this Agreement in accordance with the provisions of clause 9.2 or the Developer terminates in accordance with the provisions of clause 11.1 but not otherwise the Developer shall be entitled to a pro-rata refund of any Charges paid in advance.

9.5 Upon termination of this Agreement for whatever reason all rights of access granted hereunder shall cease and the clauses of this Agreement which are not fully performed or are capable of having effect thereafter shall survive and remain in full force and effect beyond the termination or expiration of this Agreement.

9.6 Sabre and Developer are free to pursue any one or all of the remedies available to it for breach of this Agreement including injunctive relief, and the fact that it may delay or forego certain remedies at any time shall not constitute a waiver of such remedy or an election of remedies.

10   Liability and indemnity

10.1 In the event of a material malfunction or defect in an unaltered component of the Sabre System that can be reproduced by Sabre, Sabre will provide reasonable services to correct such malfunction or defect. Developer will supply Sabre with such input files and other materials as may be necessary to enable Sabre to diagnose and correct the malfunction or defect. The foregoing shall be Developer's sole and exclusive remedy for any malfunction or defect in the Sabre System. If such malfunction or defect materially impairs Developer's use of the Sabre System and cannot be cured as provided in this Section 11.1, then Developer's alternate sole and exclusive remedy shall be to terminate this Agreement.

10.2 Sabre shall not be liable to Developer for any incidental, or consequential damages, under any circumstances including, but not limited to, lost profits, revenue or savings, or the loss of use of any data even if Sabre has been advised of, knew or should have known of the possibility thereof. Notwithstanding the foregoing, Sabre's liability to Developer hereunder shall be limited to the total amount of Charges paid by Developer to Sabre pursuant to this Agreement.

10.3 Notwithstanding any other provision of this Agreement, Sabre does not limit, exclude, or restrict its liability for death or personal injury arising from negligence.

10.4 The Contractor shall indemnify and hold harmless and keep indemnified and harmless Sabre against all loss, damage, claims, demands, actions, cost charges, expenses and liabilities of what so ever nature arising out of or in connection with any breach of the terms of this Agreement.

11   General provisions

11.1 Developer shall not transfer or assign this Agreement, or any right or obligation under it, by operation of law or otherwise, and any attempt to transfer or assign will render this Agreement null and void.

11.2 Written notices given or required under this Agreement shall be deemed delivered if sent by mail, courier, or postage prepaid, in English to the addresses set forth above for Developer and Sabre.

11.3 A failure of either party to require strict performances to enforce a provision of this Agreement or a previous waiver or forbearance by either party shall in no way be construed as a waiver or continuing waiver of any provision of this Agreement.

11.4 The validity, construction and performance of this Agreement shall be governed by English law and the parties accept the exclusive jurisdiction of the English Courts in respect thereof.




IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year written above.

Signed for and on behalf of                 Signed for and on behalf of
Developer:                                  Sabre:



Signed by                                   Signed by
         ---------------------------                  -------------------------

Title                                       Title
         ---------------------------                  -------------------------

Witnessed by                                Witnessed by
              --------------------                        -------------------

SCHEDULE A


List of Developers employees to have access to Sabre System.

To be notified by Developer to Sabre from time to time.

SCHEDULE B

Description of Works

To develop an XML messaging interface between the Onelink4travel portal and settlement system and the Sabre System that will enable users of the Onelink4travel service to access inventory availability, inventory data, inventory pre-paid rates and to make bookings on third party reservation systems that are
     (a)  Hosted on the Sabre System

     (b) Support a pre-paid rate offered to users of the Onelink4travel service provided that the Service Provider has a contract with such third parties that permit it to offer the third party's pre-paid products through the Onelink4travel service.

SCHEDULE C

Charges

Year One - No Charges

Subsequent years - as per Clauses 6.1, 6.2 and 6.3 of the Content Distribution agreement

     Annex B

     XML PTK License Terms



1.   License

(a) Authorized Use. Sabre grants you a non-exclusive license to use the Software on a single computer (i.e., a single CPU) at a single location. If the single computer on which the Software is used is a multi-user system, this license covers all users on that single system. You may physically transfer the Software from one computer to another provided that the Software is used on only one computer at a time. You may not electronically transfer the Software from one computer to another over a network. "Use" means storing, loading, installing, executing or displaying the Software. You may make one copy of the Software for back-up purposes only. Sabre reserves all rights not expressly granted to you.

(b) Restrictions. You acknowledge that the Software and its structure, organization, and source code constitute valuable trade secrets of Sabre. Accordingly, you agree not to (i) modify, adapt, alter, translate, or create derivative works from the Software; (ii) distribute, sublicense, lease, rent, or loan the Software to any third party; (iii) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Software; (iv) otherwise use or copy the Software except as expressly allowed herein; or (v) export or re-export the Software without all required government licenses. Notwithstanding the above, decompiling the Software is permitted to the extent the laws of your jurisdiction give you the right to do so to obtain information necessary to render the Software interoperable with other software; provided, however, that you must first request such information from Sabre and Sabre may, in its discretion, either provide such information to you or impose reasonable restrictions, including a reasonable fee, on such use of the Software to ensure that Sabre's and its suppliers' proprietary rights in the Software are protected.

(c) Transfer. You may not transfer the Software without Sabre's prior written consent. Prior to any such transfer, the recipient must agree to accept the terms and conditions of this Agreement. If you transfer the Software, you must transfer all computer programs and documentation and erase any copies residing on your computer equipment.

(d) Use of Compiled Programs. Notwithstanding the above, you may use compiled programs created through use of the Software only on your computers for which you have obtained a valid license from Sabre for use of the XML Power Tool Kit software. Use of such compiled programs will be governed by the terms of the XML Power Tool Kit software license. You may create code that will be combined with such compiled programs.



2.   Support

(a) Scope of Support Services. Sabre shall provide unlimited monthly software support via telephone for technical configuration ("Support Services").

(b)  Error Reporting. You agree to:

               (1) During normal business hours provide on-site, a technical coordinator trained in software/database administration, operations and preventative maintenance procedures (the "Technical Coordinator").
               (2) Log each incident, completely describing the specific event and documenting all aspects of the incident (users involved, data inputs, completed description of the incident, etc).

               (3) The Technical Coordinator will coordinate with the software user, hardware/operating system vendors, and the qualified LAN administrator to confirm problems originate in the Software.
               (4) Promptly communicate to Sabre in writing any Software Errors ("Problem Report") by communicating the incident to the Sabre Help Desk.
               (5) Notify Sabre in writing of any modifications made by you to the hardware or operating software configuration.
               (6) Promptly install solutions sent by Sabre to remedy malfunctions.
               (7) Promptly install, or assist in installing, all Revised Releases that Sabre may release during the term of this Agreement, as directed by Sabre.
               (8) Provide a telephone near the equipment to be used by you while a joint effort is being made to diagnose and remedy Errors via telephone communication.
               (9) Allow Sabre full and free access to your information Software site for on-site maintenance and repairs of the Software.
               (10) Advise Sabre of any change of location of the Software.
               (11) Be responsible for maintaining a procedure for
                    reconstruction of lost or altered files, data, or programs, and for actually reconstructing any lost or altered files, data or programs.
               (12) Provide Sabre with sufficient support and test time on your computer Software to duplicate the Error, certify that the Error is with the Software, and certify that the Error has been corrected.
               (13) Install and maintain for the term of this Agreement, a modem and associated high-speed dial-up telephone line for access by Sabre to your computer environment. You will be responsible for the installation, maintenance and use of such equipment and associated telephone line use charges.
               (14) Comply with any other reasonable request of Sabre in
                    connection with the performance of services hereunder.

(c) Sabre Modifications. Sabre may, at its discretion, upon notice to you and with no additional charge, make modifications to the Software. Such modifications will not jeopardize the functionality of the Software or coverage of the Software under this Section.

(d) Error Correction. You recognize that Sabre, after using all reasonable efforts, may not be able to resolve an Error identified hereunder and that such inability shall not be considered a breach or event of default under this Agreement, nor be the cause of any liability of Sabre to you. In the event that Sabre notifies you that it will be unable to correct an Error in the Software, you may at your option, and as your sole and exclusive remedy, terminate this Agreement. Upon such termination, neither party shall have any obligation or liability to the other in connection with this Agreement except that Sabre will reimburse to you the pro rata share (prorated on a straight-line basis) of the applicable Maintenance Fee paid for the annual period in which the Maintenance Services were terminated.

(e) No Obligation Regarding Old Versions. Sabre shall have no obligation to fix Errors in any version of the Software other than the most current version of the Software and the immediately preceding version of the Software.


3.   Ownership

The Software is owned and copyrighted by Sabre or its third party suppliers. Your license confers no title or ownership in the Software and is not a sale of any rights in the Software. Sabre's third party suppliers may protect their rights in the event of any violation of these provisions.

4.  Termination

This license is effective until terminated. This license will terminate automatically without notice from Sabre if you fail to comply with any provision of this license. Upon termination, you shall destroy the written materials and all copies of the Software, including modified copies, if any.



5.  Limited Warranty

For ninety (90) days from your receipt of the Software, Sabre warrants that the media (for example, the diskette) on which the Software is contained will be free from defects in materials and workmanship. This warranty does not cover damage caused by improper use or neglect. To obtain warranty service during the 90-day warranty period, you may return the Software (postage paid) with a description of the problem to Sabre. Sabre's entire liability and your exclusive remedy as to the disk(s) shall be, at Sabre's option, either (a) return of the purchase price for the Software, or (b) replacement of the defective media. Any replacement media will be warranted for the remainder of the original warranty period or 30 days, whichever is longer. Nothing in this license shall act to restriction or exclude Sabre's liability for death or personal injury caused by negligence, which shall be unlimited.



6.  Disclaimer of Warranty and Limitation of Remedies

Except for the express warranties provided herein, the Software and any compiled programs created using the Software are furnished "AS IS" WITHOUT WARRANTY OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY AND FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY SABRE, ITS AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY, AND YOU MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE. SABRE DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE SOFTWARE, COMPILED PROGRAMS CREATED USING THE SOFTWARE, OR WRITTEN MATERIALS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE SOFTWARE AND ANY COMPILED APPLICATIONS CREATED USING THE SOFTWARE IS ASSUMED BY YOU. NEITHER SABRE NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF THE SOFTWARE SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THE USE OF OR INABILITY TO USE SUCH PRODUCT EVEN IT SABRE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS AGREEMENT SHALL ACT TO LIMIT LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY NEGLIGENCE, LIABILITY FOR WHICH SHALL BE UNLIMITED.



7.  Governing Law

This license shall be governed by the laws of England, without regard to its conflict of laws principles.